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                                                                     Exhibit A-9


                        The Commonwealth of Massachusetts

                          Secretary of the Commonwealth
                    State House, Boston, Massachusetts 02133

                                 August 20, 1996

TO WHOM IT MAY CONCERN:

         I hereby certify that the records of this office show that

                           Energy Asset Funding, Inc.

was incorporated under the General laws of this Commonwealth on

                                 October 1, 1995

         I further certify that by articles of amendment filed on August 9, 1996 the name of said corporation was changed to

                                 EnergyUSA, Inc.

and said corporation still has legal existence.

[seal]

                                                          In testimony of which,
                                                     I have hereunto affixed the
                                                  Great Seal of the Commonwealth
                                                 On the date firs above written.

                                                      /s/ William Francis Galvin
                                                   Secretary of the Commonwealth
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                        THE COMMONWEALTH OF MASSACHUSETTS

                            ARTICLES OF ORGANIZATION
                          (General Laws, Chapter 156B)

I hereby certify that, upon examination of these Articles of Organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of the Corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $200 having been paid, said articles are deemed to have been filed with me this 26th day of September, 1995.

                           /s/ WILLIAM FRANCIS GALVIN
                          Secretary of the Commonwealth